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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

                                  **AMENDMENT**


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


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                        SCHRODER CAPITAL FUNDS (DELAWARE)
                     (formerly SCHRODER CAPITAL FUNDS, INC.)
              (Exact Name of Registrant as Specified in its Charter

                    Two Portland Square, Portland, Maine 04101
                     (Address of Principal Business Office)


        Registrant's Telephone Number, including Area Code:  207-879-1900


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                             Thomas G. Sheehan, Esq.
                         Forum Financial Services, Inc.
                   Two Portland Square, Portland, Maine 04101
               (Name and Address of Agent for Service of Process)


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     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ].

Note: Effective January 9, 1995, Schroder Capital Funds, Inc. (the "Company"), a Maryland Corporation, reorganized as Schroder Capital Funds (Delaware) (the "Trust"), a Delaware business trust. The Trust hereby files this Amendment to the Company's Notification Statement filed pursuant to Section 8(a) on Form N-8A ("Form N-8A") and expressly adopts the Company's Form N-8A as its own for all purposes of the Securities Act of 1933, the Securities Exchange Act of 1934, and the Investment Company Act of 1940.


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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this amendment to its notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 8th day of January, 1996.


                                        SCHRODER CAPITAL FUNDS (DELAWARE)


                                        By:  /s/ Laura E. Luckyn-Malone
                                           -----------------------------------
                                             Laura E. Luckyn-Malone
                                             President


Attest:  /s/ Catherine A. Mazza
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         Catherine A. Mazza
         Vice President


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